Exhibit 99

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, 540-278-1705

Charles W. Maness, Jr. Executive Vice President and CFO, 540-278-1702

HomeTown Bankshares Reports Increased Earnings for 2009

Roanoke, VA

HomeTown Bankshares Corporation, the holding company of HomeTown Bank, reported a profitable fourth quarter and increased earnings for the full year ended December 31, 2009. Fourth quarter earnings were $193 thousand in 2009 compared to a loss of $905 thousand for a comparable period of 2008. Full year earnings amounted to $493 thousand compared to a loss of $2.18 million reported for 2008. Net income available to common shareholders for 2009 was $323 thousand after preferred dividends of $170 thousand. Preferred dividends were payable on the Company’s $10 million preferred equity issued via the Capital Purchase Program during the third quarter of 2009. After preferred dividends, earnings per share available to common shareholders were $0.11 per share compared to a loss of $0.80 per share for 2008.

For the twelve months ended December 31, 2009, earning assets increased 45% that resulted in a 53% increase in net interest income—a $2.8 million improvement over 2008. The sizable increase in earning assets as well as improved returns on these assets and a reduction in funding costs throughout the year were the primary reasons for earnings growth during 2009. Interest income increased 29% for the year of 2009 with only a 6% increase in interest expense. The net interest margin improved, accordingly, from 2.95% to 2.98% on a full year basis and trended up each quarter of 2009 to 3.10% in the fourth quarter of 2009.

Non-interest income was also an important contributor to the Company’s financial performance for 2009. Excluding a one-time security gain, non-interest income increased due to a sizable increase in transaction accounts and revenues associated with these increased account activities, as well as a 57% increase in residential mortgage income.

In addition, non-interest expenses improved in relation to total earnings for 2009 vs. 2008, in spite of more than a threefold increase in non-recurring FDIC costs and increased FDIC insurance premiums during 2009.

“In view of the challenging economy, we continue to be pleased with our continued profitability during 2009,” said Susan K. Still, President. “We remain committed to actively serving our communities, prudently working with our customers during these difficult times, and continuing to grow our market share,” continued President Still.

Balance Sheet

Total assets of the Company grew to a record level of $338 million, a 44% increase or $104 million over 2008. Total loans grew 20% or $41 million to $253 million as the Company continues to support creditworthy borrowers in the markets it serves. Total deposits increased significantly to $272 million, a 44% increase or $83 million. In addition, the Bank’s risk-based and tangible capital ratios improved and remain above regulatory standards for well-capitalized banks.

Asset Quality

While non-performing assets increased during the year, the loan portfolio continues to perform well compared to its industry peers. Non-performing assets at December 31, 2009 were $4.63 million or 1.37% of assets versus 1.10% last year. Net losses for the year were $725,000 or 0.31% of average loans vs. $257,000 or 0.15% of average loans in 2008. The allowance for loan losses was $2.86 million for 2009 compared to $2.86 million at December 31, 2008. The Company’s allowance for loan losses ended the year at 1.13% of loans vs. 1.35% last year. During the fourth quarter, the Company’s loan loss provision was $339,000 in view of the increase in nonperforming assets and lingering softness in local and regional economic conditions. “We continue to attribute our success in managing through the difficult economy due to the dedication and hard work of our bankers and the solid relationships that they have with our customers,” stated Mrs. Still.

HomeTown Bankshares Corporation offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Bank believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Bank does not update any forward-looking statements that it may make.